UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2017

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

On October 19, 2017, Celgene Corporation (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) to provide an update on the GED-0301 (mongersen) inflammatory bowel disease program and disclosed that it would recognize a fourth quarter 2017 net charge to earnings as a result. However, at the time of filing the Initial Form 8-K, the Company had not yet determined the exact amount of the net pre-tax charge to earnings, including the impairment of the GED-0301 In-Process Research and Development (“IPR&D”) asset. The Company is filing this Amendment No. 1 to amend the Initial Form 8-K to include the nature and amount of the net pre-tax net charge to earnings, which was determined on December 22, 2017. The disclosure included in the Initial Form 8-K otherwise remains unchanged.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As a result of the Company’s decision to discontinue the GED-0301 phase III REVOLVE (CD-002) trial in Crohn’s disease (“CD”) and the SUSTAIN (CD-004) extension trial (the “Trials”), Celgene concluded on October 18, 2017 that it would recognize a fourth quarter 2017 charge to earnings related to the significant impairment of the approximately $1,600 million GED-0301 IPR&D asset, as well as wind-down costs associated with discontinuing the Trials and certain development activities, partially offset by a benefit related to the significant reduction in the approximately $1,400 million of GED-0301 contingent consideration liabilities. At the time of the Initial Form 8-K filing, the exact amount of the net pre-tax charge to earnings was not determined, but was estimated to be in the range of $300 million to $500 million.

Substantially all of the IPR&D asset and contingent consideration liabilities were attributed to the development and commercialization of GED-0301 for the treatment of CD. At the date GED-0301 was acquired by Celgene, a phase II trial of GED-0301 in patients with active CD had been completed and a multi-year clinical program designed to support global registrations of GED-0301 in CD was planned, while other indications were not as advanced.

As a result of the discontinuance of the Trials discussed above, the Company has determined it will record a net pre-tax charge to earnings of approximately $411 million for the three-month period ending December 31, 2017. The net pre-tax charge is comprised of the following:

•                  An impairment charge relating to the entire GED-0301 IPR&D asset of approximately $1,620 million;

•                  Other one-time charges of approximately $188 million that will require cash payments primarily related to wind-down costs associated with discontinuing the Trials and certain development activities; and

•                  A reduction in contingent consideration liabilities of approximately $1,397 million related to GED-0301.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with discontinuance of the Trials. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”), and the Company’s subsequent current and periodic reports filed with the SEC. Except as otherwise required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 2.06 Material Impairments.

The information required by this Item is incorporated by reference from Item 2.05 above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: December 28, 2017	By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President and
Chief Financial Officer
(principal financial and accounting officer)